Exhibit 99.1

1Q 2017

SmartFinancial Reports a 21% Increase in First Quarter Net Income

KNOXVILLE, TN - April 25, 2017 - SmartFinancial, Inc. ("SmartFinancial"; NASDAQ: SMBK), announced today net income of $1.6 million in its first quarter of 2017, compared to $1.3 million a year ago. In the first quarter of 2016, SmartFinancial completed the merger of Cornerstone Community Bank with and into SmartBank. This quarter completes the fourth full quarter’s results of the merged bank.

Billy Carroll, President & CEO, stated: "In the first quarter this year net income was up over twenty percent from a year ago as the company is capitalizing on the synergies of our merger. Compared to last year we increased net interest income by over seven percent while keeping noninterest expense growth below three percent. We grew net interest income not only by growing gross loans approximately nine percent year over year but also by increasing asset yields and net interest margin. At the same time we were able to reduce the efficiency ratio by over two percentage points. We are off to a great start in 2017 and look forward to a very successful year for our associates and our shareholders.”

SmartFinancial's Chairman, Miller Welborn, concluded: "In the past year our company merged the banks, grew earning assets while increasing margin, improved asset quality, opened a branch in Panama City, completed a capital raise, redeemed our SBLF preferred stock, and increased net income available to our shareholders by over twenty five percent. This year we look forward to the completion of our Cleveland branch acquisition, moving our Panama City branch to a new permanent facility, and of course increasing the returns for our shareholders. We will continue to execute our objectives of growing the company while maintaining a strong margin, rigorous underwriting standards, and increasing efficiency. Every day we strive to achieve our goals of being a great place to work, a great place to bank, and making our company a rewarding investment for our shareholders."

Performance Highlights

•	Net income available to common shareholders totaled $1.4 million or $0.19 per share during the first quarter of 2017 compared to $1.1 million or $0.20 per share during the first quarter of 2016.

•	Annualized return on average assets was 0.64 percent in the first quarter of 2017, compared to 0.54 percent a year ago.

•
Net interest margin increased during the quarter due to increases in average loan balances, increases in average balances and yields of the securities portfolio, and reductions in FHLB advances and other borrowings.

•	Asset quality was outstanding with nonperforming assets to total assets dropping to just 0.36 percent.

•	Dividends on preferred stock dropped to $195 thousand as the company used proceeds from the capital raise to redeem the preferred stock during the quarter.

First Quarter 2017 compared to First Quarter 2016
Net income available to common shareholders totaled $1.4 million in the first quarter of 2017, or $0.19 per diluted share, compared to $1.1 million, or $0.19 per diluted share, in the first quarter of 2016. Net operating earnings available to common shareholders, which excludes purchased loans accounting adjustments, securities gains, merger and conversion costs, and foreclosed assets gains and losses, totaled $1.1 million in the first quarter of 2017 compared to $780 thousand in the first quarter of 2016.

Net interest income to average assets of 3.81 percent for the quarter increased substantially from 3.67 percent in the first quarter of 2016. Net interest income totaled $9.8 million in the first quarter of 2017 compared to $9.1 million in the first quarter of 2016. Net interest income was positively impacted compared to the prior year primarily due to increased loan balances. Net interest margin, taxable equivalent, increased substantially from 3.96 percent in the first quarter of 2016 to 4.07 percent in the first quarter of 2017 as a result of higher loan balances, higher yields on securities, and increased balances of noninterest-bearing deposits.

Provision for loan losses was $12 thousand in the first quarter of 2017, compared to $137 thousand in the first quarter of 2016. The decrease in provision for loan losses was due to a decrease in loan growth during the quarter when compared to the prior year.

Annualized net charge-offs (recoveries) at (0.02) percent of average loans in the first quarter of 2017 was unchanged from a year ago. The ALLL was $5.2 million, or 0.64 percent of total loans as of March 31, 2017, compared to $4.5 million, or 0.61 percent of total loans, as of March 31, 2016. Adjusted ALLL, which includes the ALLL as well as net acquisition accounting fair value adjustments for acquired loans, was 1.82 percent of total loans as of March 31, 2017, which was down from 2.11 percent as of March 31, 2016. The reduction in adjusted ALLL resulted from continued accretion of fair value discounts.

Nonperforming loans as a percentage of total loans was 0.18 percent as of March 31, 2017, which was down from 0.43 percent in the prior year. Total nonperforming assets (which include nonaccrual loans, loans past due 90 days or more and still accruing, and foreclosed assets) as a percentage of total assets was 0.36 percent as of March 31, 2017, compared to 0.82 percent as of March 31, 2016.

Noninterest income to average assets of 0.36 percent for the quarter was down from 0.43 percent in the first quarter of 2016. Noninterest income totaled $927 thousand in the first quarter of 2017, compared to $1.1 million in the first quarter of 2016. The decrease in non-interest income was primarily due to higher losses on the sale of foreclosed assets and the absence of securities gains.

Noninterest expense to average assets of 3.16 percent for the quarter was down from 3.19 percent in the first quarter of 2016. Noninterest expense totaled $8.1 million in the first quarter of 2017, which was up slightly from $8.0 million in the first quarter of 2016. The increase in noninterest expense compared to the prior year was primarily due to annual merit based salary increases and increases in professional expenses. Income tax expense was $946 thousand in the first quarter of 2017 compared to $764 thousand in the first quarter of 2016. The company's effective tax rate was 36.5 percent in the first quarter of 2017 compared to 36.2 percent in the first quarter of 2016.

First Quarter 2017 compared to Fourth Quarter 2016
Net income available to common shareholders totaled $1.4 million in the first quarter of 2017, or $0.19 per diluted share, compared to $1.4 million, or $0.22 per diluted share, in the fourth quarter of 2016. Net operating earnings available to common shareholders, which excludes purchased loans accounting adjustments, securities gains, merger and conversion costs, and foreclosed assets gains and losses, totaled $1.1 million in the first quarter of 2017 compared to $1.1 million in the previous quarter.

Net interest income to average assets of 3.81 percent for the quarter decreased from 3.80 percent in the fourth quarter of 2017. Net interest income totaled $9.8 million in the first quarter of 2017 compared to $9.9 million in the fourth quarter of 2016. Net interest income was negatively impacted by approximately $230 thousand due to the two fewer days in the current period Net interest margin, taxable equivalent, increased from 4.06 percent in the fourth quarter of 2016 to 4.07 percent in the first quarter of 2017 as a result of increases in average loan balances, increases in average balances and yields of the securities portfolio, and reductions in FHLB advances and other borrowings.

Provision for loan losses was $12 thousand in the first quarter of 2017, compared to $171 thousand in the fourth quarter of 2016. The decrease in provision for loan losses was due to the balance reduction in the loan portfolio during the quarter. Annualized net charge-offs (recoveries) remained very low at (0.02) percent of average loans as recoveries outpaced charge-offs in the first quarter of 2017. The ALLL was $5.2 million, or 0.64 percent of total loans as of March 31, 2017, compared to $5.1 million, or 0.63 percent of total loans, as of December 31, 2016. Adjusted ALLL, which includes the ALLL as well as net acquisition accounting fair value adjustments for acquired loans, was 1.82 percent of total loans as of March 31, 2017, which was down from 1.86 percent as of December 31, 2016. The reduction in adjusted ALLL resulted from continued accretion of fair value discounts.

Nonperforming loans as a percentage of total loans was 0.18 percent as of March 31, 2017, which was down from 0.26 percent in the prior quarter. Total nonperforming assets (which include nonaccrual loans, loans past due 90 days or more and still accruing, and foreclosed assets) as a percentage of total assets was 0.36 percent as of March 31, 2017, compared to 0.43 percent as of December 31, 2016.

Noninterest income to average assets of 0.36 percent for the period decreased from 0.37 percent in the fourth quarter of 2016. Noninterest income totaled $927 thousand in the first quarter of 2017, compared to $948 thousand in the fourth quarter of 2016. The slight decrease in non-interest income was primarily due to losses on sale of foreclosed assets during the period.

Noninterest expense to average assets of 3.16 percent for the quarter was up slightly from 3.09 percent in the fourth quarter of 2016. Noninterest expense totaled $8.1 million in the first quarter of 2017, which was up $118 thousand from the fourth quarter of 2016, primarily due to annual merit based salary increases. Income tax expense was $946 thousand in the first quarter of 2017 compared to $960 thousand in the fourth quarter of 2016. The company's effective tax rate was 36.5 percent in the first quarter of 2017 compared to 36.8 percent in the fourth quarter of 2016.

About SmartFinancial, Inc.

SmartFinancial, Inc., based in Knoxville, Tennessee, is the bank holding company for SmartBank. SmartBank is a full-service commercial bank founded in 2007, with thirteen branches, two loan production offices, and one mortgage production office located in East Tennessee, the Florida Panhandle, and North Georgia. Recruiting the best people, delivering exceptional client service, strategic branching and a conservative and disciplined approach to lending have contributed to SmartBank’s success. More information about SmartFinancial can be found on its website: www.smartfinancialinc.com.

This release contains forward-looking statements. SmartFinancial cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: changes in management’s plans for the future, prevailing economic and political conditions, particularly in our market area; credit risk associated with our lending activities; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services and other factors that may be described in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission from time to time.
The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, SmartFinancial assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables, which provide a reconciliation of non-GAAP financial measures to GAAP financial measures. SmartFinancial management uses non-GAAP financial measures, including: (i) net operating earnings available to common shareholders; (ii) operating efficiency ratio; (iii) adjusted allowance for loan losses to loans; and (iv) tangible common equity, in its analysis of the company's performance. Net operating earnings available to common shareholders excludes the following from net income available to common shareholders: securities gains and losses, merger and conversion costs, OREO gain and losses, and the income tax effect of adjustments. The operating efficiency ratio excludes securities gains and losses, merger and conversion costs, and adjustment for OREO gains and losses from the efficiency ratio. Adjusted allowance for loan losses adds net acquisition accounting fair value discounts to the allowance for loan losses. Tangible common equity excludes total preferred stock, preferred stock paid in capital, goodwill, and other intangible assets.

Management believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of the company and provide meaningful comparisons to its peers. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider SmartFinancial's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP.

Source
SmartFinancial, Inc.

Investor Contacts
Billy Carroll
President & CEO
(865) 868-0613

Frank Hughes
Executive Vice President
Investor Relations
(423) 385-3009

Media Contact
Kelley Fowler
First Vice President, Public Relations & Marketing
SmartBank
(865) 868 -0611
kelley.fowler@smartbank.com

SmartFinancial, Inc. and Subsidiaries
Condensed Consolidated Financial Information (unaudited)
(In thousands except per share data)
	As of and for the three months ending
	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Selected Performance Ratios (Annualized)
Return on average assets	0.64%	0.64%	0.63%	0.48%	0.54%
Net operating return on average assets (Non-GAAP)	0.44%	0.54%	0.44%	0.26%	0.40%
Return on average shareholder equity	5.18%	6.24%	6.19%	4.64%	5.29%
Net operating return on average shareholder equity (Non-GAAP)	3.55%	5.32%	4.35%	2.47%	3.89%
Net interest income / average assets	3.81%	3.80%	3.77%	3.88%	3.67%
Yield on earning assets, TE (Non-GAAP)	4.54%	4.51%	4.50%	4.62%	4.40%
Cost of interest-bearing liabilities	0.60%	0.58%	0.57%	0.56%	0.53%
Net interest margin, TE (Non-GAAP)	4.07%	4.06%	4.04%	4.16%	3.96%
Noninterest income / average assets	0.36%	0.37%	0.47%	0.39%	0.43%
Noninterest expense / average assets	3.16%	3.09%	3.14%	3.42%	3.19%
Efficiency ratio	75.79%	74.29%	74.06%	80.13%	77.95%
Operating efficiency ratio (Non-GAAP)	81.34%	78.98%	80.31%	85.49%	82.09%
Pre-tax pre-provision income / average assets	1.09%	1.08%	1.09%	0.85%	0.90%

Per Common Share
Net income, basic	$0.19	$0.23	$0.23	$0.16	$0.20
Net income, diluted	0.19	0.22	0.22	0.15	0.19
Net operating earnings, basic (Non-GAAP)	0.15	0.24	0.19	0.11	0.13
Net operating earnings, diluted (Non-GAAP)	0.15	0.23	0.19	0.10	0.13
Book value as of	16.14	15.81	15.83	15.64	15.47
Tangible book value (Non-GAAP) as of	15.34	14.69	14.70	14.48	14.29
Common shares outstanding as of	8,211	5,896	5,885	5,824	5,817

Composition Of Loans
Commercial & financial	$90,649	$85,696	$83,534	$87,253	$83,197
Real estate construction & Development	115,675	117,748	128,733	115,385	113,028
Real estate commercial	407,933	414,860	394,346	389,368	370,922
owner occupied	197,032	199,645	191,697	199,716	188,759
non-owner occupied	210,901	215,215	202,649	189,652	182,163
Real estate residential	186,344	187,557	183,528	174,013	166,214
Other loans	6,938	7,515	7,001	7,377	7,578
Total loans	$807,539	$813,376	$797,142	$773,396	$740,939

SmartFinancial, Inc. and Subsidiaries
Condensed Consolidated Financial Information (unaudited)
(In thousands except per share data)
	As of and for the three months ending
	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Asset Quality Data and Ratios
Nonperforming loans	$1,445	$2,142	$1,370	$2,226	$3,171
Foreclosed assets	2,371	2,386	2,536	4,936	5,133
Total nonperforming assets	$3,816	$4,528	$3,906	$7,162	$8,304
Restructured loans not included in nonperforming loans	$301	$608	$3,388	$3,639	$3,677
Net charge-offs to average loans (annualized)	(0.02)%	0.02%	0.01%	0.01%	(0.02)%
Allowance for loan losses to loans	0.64%	0.63%	0.62%	0.61%	0.61%
Adjusted allowance for loan losses to loans (Non-GAAP)	1.82%	1.86%	1.93%	2.00%	2.11%
Nonperforming loans to total loans, gross	0.18%	0.26%	0.17%	0.29%	0.43%
Nonperforming assets to total assets	0.36%	0.43%	0.38%	0.69%	0.82%

Capital Ratios
Tangible equity to tangible assets	12.06%	9.34%	9.53%	9.37%	9.43%
Tangible common equity to tangible assets	12.06%	8.20%	8.36%	8.20%	8.24%
SmartFinancial, Inc.:	Estimated
Tier 1 leverage	12.37%	9.71%	9.77%	9.66%	9.74%
Common equity Tier 1	14.40%	9.98%	10.04%	10.53%	10.61%
Tier 1 capital	14.40%	11.35%	11.42%	12.04%	12.14%
Total capital	15.12%	11.93%	12.00%	12.60%	12.70%
SmartBank:	Estimated
Tier 1 leverage	12.24%	9.71%	9.63%	9.70%	9.49%
Common equity Tier 1	14.25%	11.30%	11.26%	11.31%	11.64%
Tier 1 capital	14.25%	11.30%	11.26%	11.31%	11.64%
Total capital	14.98%	11.88%	11.83%	11.87%	12.20%

SmartFinancial, Inc. and Subsidiaries
Condensed Consolidated Financial Information (unaudited)
(In thousands)
BALANCE SHEET
	Ending Balances
	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Assets
Cash & cash equivalents	$55,548	$68,748	$58,587	$71,737	$68,933
Securities available for sale	137,133	129,422	138,628	142,875	157,560
Other investments	5,628	5,628	4,451	4,451	4,451
Total loans	807,539	813,376	797,143	773,396	740,939
Allowance for loan losses	(5,152)	(5,105)	(4,964)	(4,720)	(4,527)
Loans net	802,387	808,271	792,178	768,676	736,412
Premises and equipment	30,802	30,536	27,863	25,844	25,680
Foreclosed assets	2,371	2,386	2,536	4,936	5,133
Goodwill and other intangibles	6,583	6,636	6,675	6,754	6,848
Other assets	10,634	10,830	9,808	9,524	11,207
Total assets	$1,051,086	$1,062,456	$1,040,726	$1,034,798	$1,016,224

Liabilities
Noninterest demand	$160,673	$153,483	$145,509	$145,864	$132,481
Interest-bearing demand	167,433	162,702	152,216	153,166	161,454
Money market and savings	274,993	274,605	271,259	258,281	241,500
Time deposits	286,600	316,275	291,857	331,438	323,676
Total deposits	889,699	907,065	860,842	888,749	859,111
Repurchase agreements	23,153	26,622	24,202	26,883	20,747
FHLB & other borrowings	60	18,505	43,048	10,091	30,125
Other liabilities	5,622	5,024	7,463	6,011	4,253
Total liabilities	918,535	957,216	935,556	931,734	914,236
Shareholders' Equity
Preferred stock	—	12	12	12	12
Common stock	8,211	5,896	5,885	5,824	5,817
Additional paid-in capital	106,703	83,463	83,330	82,800	82,717
Retained earnings	18,320	16,871	15,494	14,153	13,231
Accumulated other comprehensive loss	(683)	(1,002)	449	275	211
Total shareholders' equity	132,551	105,240	105,170	103,064	101,988
Total liabilities & shareholders' equity	$1,051,086	$1,062,456	$1,040,726	$1,034,798	$1,016,224

SmartFinancial, Inc. and Subsidiaries
Condensed Consolidated Financial Information (unaudited)
(In thousands)
INCOME STATEMENT
	Three months ending
	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Interest Income
Loans, including fees	$10,215	$10,324	$10,111	$9,954	$9,374
Investment securities and interest bearing due froms	661	570	602	665	717
Other interest income	73	83	51	50	63
Total interest income	10,949	10,977	10,763	10,670	10,154
Interest Expense
Deposits	1,098	1,066	1,065	1,013	961
Repurchase agreements	16	17	17	15	17
FHLB and other borrowings	15	37	17	29	45
Total interest expense	1,129	1,121	1,099	1,057	1,023
Net interest income	9,820	9,856	9,665	9,613	9,131
Provision for loan losses	12	171	261	218	137
Net interest income after provision for loan losses	9,808	9,685	9,404	9,394	8,994
Noninterest income
Service charges on deposit accounts	265	277	296	259	296
Gain on securities	—	—	18	98	83
Gain on sale of loans and other assets	275	242	287	197	222
Gain (loss) on sale of foreclosed assets	(15)	6	130	(4)	58
Other non-interest income	402	422	472	410	412
Total noninterest income	927	948	1,204	961	1,071
Noninterest expense
Salaries and employee benefits	4,647	4,422	4,312	4,486	4,495
Occupancy expense	978	875	965	1,137	1,018
FDIC premiums	153	166	153	151	136
Foreclosed asset expense	—	37	79	64	57
Marketing	164	79	179	184	173
Data Processing	340	541	457	555	341
Professional expenses	570	558	558	551	455
Amortization of other intangibles	52	39	80	93	93
Service contracts	296	281	272	316	286
Other noninterest expense	944	1,028	994	936	897
Total noninterest expense	8,145	8,026	8,050	8,472	7,952
Earnings before income taxes	2,590	2,607	2,558	1,883	2,113
Income tax expense	946	960	947	691	764
Net income (loss)	1,644	1,647	1,611	1,192	1,349
Dividends on preferred stock	195	270	270	270	212
Net income available to common shareholders	$1,449	$1,377	$1,341	$922	$1,137

NET INCOME PER COMMON SHARE
Basic	$0.19	$0.23	$0.23	$0.16	$0.20
Diluted	0.19	0.22	0.22	0.15	0.19

Weighted average common shares outstanding
Basic	7,525	5,891	5,835	5,820	5,807
Diluted	7,631	6,206	6,096	6,132	6,108

SmartFinancial, Inc. and Subsidiaries
Condensed Consolidated Financial Information (unaudited)
(In thousands)
YIELD ANALYSIS
	Three Months Ended March 31, 2017			Three Months Ended December 31, 2016			Three Months Ended March 31, 2016
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest *	Cost*	Balance	Interest*	Cost*	Balance	Interest *	Cost*
Assets
Loans	$811,522	$10,220	5.11%	$799,397	$10,329	5.14%	$734,918	$9,378	5.12%
Investment securities and interest bearing due froms	161,392	677	1.70%	155,426	586	1.50%	182,988	730	1.60%
Federal funds and other	6,621	73	4.47%	14,266	83	2.31%	8,817	63	2.91%
Total interest-earning assets	979,535	10,970	4.54%	969,089	10,998	4.51%	926,723	10,171	4.40%
Non-interest-earning assets	66,208			53,721			74,368
Total assets	$1,045,743			$1,031,887			$1,001,091

Liabilities and Stockholders’ Equity
Interest-bearing demand deposits	$159,255	$93	0.24%	$151,108	$78	0.21%	$150,538	$66	0.18%
Money market and savings deposits	275,576	328	0.48%	273,257	318	0.46%	242,125	272	0.45%
Time deposits	302,256	677	0.91%	295,529	670	0.90%	334,782	623	0.75%
Total interest-bearing deposits	737,087	1,098	0.60%	719,894	1,066	0.59%	727,445	961	0.53%
Securities sold under agreement to repurchase	18,682	16	0.35%	21,848	17	0.31%	21,237	17	0.32%
Federal Home Loan Bank advances and other borrowings	7,446	15	0.82%	23,823	37	0.62%	23,504	45	0.76%
Total interest-bearing liabilities	763,215	1,129	0.60%	765,565	1,120	0.58%	772,186	1,023	0.53%
Noninterest-bearing deposits	149,305			154,171			123,242
Other liabilities	4,580			6,514			4,160
Total liabilities	917,100			926,244			899,588
Shareholders’ equity	128,643			105,643			101,503
Total liabilities and stockholders’ equity	$1,045,743			$1,031,887			$1,001,091

Net interest income, taxable equivalent		$9,841			$9,878			$9,148
Interest rate spread			3.94%			3.93%			3.87%
Tax equivalent net interest margin			4.07%			4.06%			3.96%

Percentage of average interest-earning assets to average interest-bearing liabilities			128.34%			126.58%			120.0%
Percentage of average equity to average assets			12.30%			10.24%			10.14%
* Taxable equivalent basis

SmartFinancial, Inc. and Subsidiaries
Condensed Consolidated Financial Information (unaudited)
(In thousands)
NON-GAAP RECONCILIATIONS	Three months ending
	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Net interest income, Taxable Equivalent
Net interest income (GAAP)	$9,820	$9,856	$9,665	$9,613	$9,131
Taxable equivalent adjustment	21	22	14	18	18
Net interest income, Taxable Equivalent (Non-GAAP)	$9,841	$9,878	$9,679	$9,631	$9,149

Operating Earnings
Net income (loss) (GAAP)	$1,644	$1,647	$1,611	$1,192	$1,348
Purchased loan accounting adjustments*	(540)	(430)	(450)	(597)	(541)
Securities (gains) losses	—	—	(18)	(98)	(83)
Merger and conversion costs	—	—	—	153	105
Foreclosed assets (gains) losses	15	(6)	(130)	4	(58)
Income tax effect of adjustments	201	167	229	206	221
Net operating earnings (Non-GAAP)	1,320	1,378	1,242	860	992
Dividends on preferred stock	(195)	(270)	(270)	(270)	(212)
Net operating earnings available to common shareholders (Non-GAAP)	$1,125	$1,108	$972	$590	$780
Net operating earnings per common share:
Basic	$0.15	$0.24	$0.19	$0.11	$0.13
Diluted	0.15	0.23	0.19	0.10	0.13

Operating Efficiency Ratio
Efficiency ratio (GAAP)	75.79%	74.29%	74.06%	80.13%	77.95%
Adjustment for amortization of intangibles	(0.65)%	(0.49)%	(0.99)%	(1.10)%	(1.17)%
Adjustment for taxable equivalent yields	(0.25)%	(0.26)%	(0.18)%	(0.16)%	(0.17)%
Adjustment for purchased loan accounting adjustments*	6.63%	5.36%	5.59%	7.05%	6.81%
Adjustment for securities (gains) losses	—%	—%	0.23%	1.16%	1.05%
Adjustment for merger and conversion costs	—%	—%	—%	(1.81)%	(1.33)%
Adjustment for OREO (gains) losses	(0.18)%	0.08%	1.62%	(0.05)%	0.73%
Operating efficiency ratio (Non-GAAP)	81.34%	78.98%	80.33%	85.22%	83.87%

Adjusted Allowance for Loan Losses
Allowance for loan losses (GAAP)	$5,152	$5,105	$4,964	$4,720	$4,527
Net acquisition accounting fair value discounts to loans	9,831	10,271	10,742	11,053	11,381
Adjusted allowance for loan losses (Non-GAAP)	14,983	15,376	15,706	15,773	15,908
Loans (excluding acquisition accounting fair value discounts)	822,522	828,753	812,848	789,169	752,321
Adjusted allowance for loan losses to loans (Non-GAAP)	1.82%	1.86%	1.93%	2.00%	2.11%

Tangible Common Equity
Shareholders' equity (GAAP)	$132,551	$105,240	$105,170	$103,064	$101,988
Less preferred stock & preferred stock paid in capital	—	12,000	12,000	12,000	12,000
Less goodwill and other intangible assets	6,583	6,636	6,675	6,754	6,848
Tangible common equity (Non-GAAP)	$125,968	$86,604	$86,495	$84,310	$83,140
*Consists of ASC 310-30 accretion above (below) contractual loan income and ASC 310-20 accretion